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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2008

FREDERICK’S OF HOLLYWOOD GROUP INC.

(Exact Name of Registrant as Specified in Charter)

New York

(State or Other Jurisdiction of Incorporation)

1-5893 (Commission File Number)	13-5651322 (IRS Employer Identification No.)

1115 Broadway, New York, New York (Address of Principal Executive Offices)	10010 (Zip Code)

Registrant’s telephone number, including area code: (212) 684-3400

Movie Star, Inc.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 24, 2008, Movie Star, Inc. (now known as Frederick’s of Hollywood Group Inc.) (“Company”) entered into an employment agreement (“Employment Agreement”) with Thomas Rende, which became effective on January 28, 2008, the closing date (“Closing Date”) of the transactions contemplated by the Agreement and Plan of Merger and Reorganization (“Merger Agreement”), dated as of December 18, 2006, as amended, by and among the Company, Fred Merger Corp. and FOH Holdings, Inc. (the “Merger”).

The Employment Agreement provides for Mr. Rende to continue to be employed as the Company’s Senior Vice President and Chief Financial Officer until December 31, 2009 and to receive (i) a base salary of $340,000 per year, to be paid retroactively from November 30, 2007, the mailing date of the Company’s Definitive Proxy Statement for its Special Meeting in Lieu of Annual Meeting held on January 23, 2008 and (ii) a bonus to be paid after the Closing Date equal to (a) $75,000 in cash and (b) 24,194 post-reverse split shares of common stock, which represents $75,000 divided by $3.10, the reverse-split adjusted last sale price of a share of the Company’s common stock on the Closing Date. The Employment Agreement provides for a bonus formula pursuant to which Mr. Rende will be eligible to receive, for the fiscal years ending July 26, 2008, July 25, 2009 and July 31, 2010, an annual performance bonus equal to 35% of his base salary based on achieving certain targeted performance goals determined by the Compensation Committee after consultation with him. The bonus for the fiscal year ending July 31, 2010 will be prorated for the partial year.

The Employment Agreement provides that if, during the employment term, the Company terminates Mr. Rende without “cause” or he terminates his employment for “good reason” (as such terms are defined in the Employment Agreement), or if the Company does not continue his employment at the end of the employment term upon substantially similar terms, the Company will be required to pay to him (i) his base salary through the end of the employment term, (ii) any bonus that would have become payable to him through the end of the employment term, (iii) the insurance benefits provided in his employment agreement through the end of the employment term, (iv) the sum of $250,000, to be paid in equal installments in accordance with the Company’s normal payroll procedures, so that the entire $250,000 will be received by him by March 15th of the calendar year following the date of termination of employment and (v) medical coverage at the Company’s expense for one year commencing on either (a) the last day of the employment term if his employment is terminated during the employment term or (b) the date of termination if his employment is terminated after the end of the employment term.

The Employment Agreement provides for the Company to pay the premiums on a life insurance policy for Mr. Rende providing a death benefit of $1,000,000 to his designated beneficiary and a disability insurance policy for Mr. Rende providing a non-taxable benefit of at least $7,500 per month payable to him in the event of his disability. Mr. Rende is also entitled to participate in the Company’s group medical insurance and Retired Senior Executive Medical Plan for the duration of the term of the agreement. Under the Employment Agreement, Mr. Rende is prohibited from disclosing confidential information about the Company and employing or soliciting any of its current employees to leave the Company during his employment and for a period of one year thereafter. The Employment Agreement does not contain any change of control provisions.

Item 8.01	Other Events

On January 28, 2008, the Company issued a press release announcing that it completed the transactions contemplated by the Merger Agreement and effected a one-for-two reverse stock split. A copy of the press release is annexed as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.
(c)	Exhibits:
10.30	Employment Agreement between the Company and Thomas Rende, dated as of January 24, 2008
10.31	Stock Agreement between the Company and Thomas Rende, dated as of January 28, 2008
99.1	Press release, dated January 28, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2008	FREDERICK’S OF HOLLYWOOD GROUP INC. (formerly, MOVIE STAR, INC.)
	By:	/s/ Thomas Rende
Thomas Rende Chief Financial Officer (Principal Financial and Accounting Officer)